NEWS RELEASE

Date:	July 26, 2007

For Release:	Upon Receipt

Contact(s):	Media	Investors
	Joshua King 860/547-2293 joshua.king@thehartford.com	Kim Johnson 860/547-6781 kimberly.johnson@thehartford.com

	Shannon Lapierre 860/547-5624 shannon.lapierre@thehartford.com	JR Reilly 860/547-9140 jr.reilly@thehartford.com
The Hartford Reports Second Quarter Net Income Up 32 Percent to $627 Million
Life Operations generates $4.1 billion in total net flows;
Property and Casualty ongoing operations combined ratio at 89.6 percent, excluding catastrophes
HARTFORD, Conn. — The Hartford Financial Services Group, Inc. (NYSE: HIG), one of the nation’s largest diversified financial companies, today reported second quarter 2007 net income of $627 million, or $1.96 per diluted share. The Hartford’s core earnings in the second quarter of 2007 were $764 million, or $2.39 per diluted share. Second quarter 2007 results include a $30 million, or $0.09 per diluted share, after-tax increase to reserves for regulatory matters. Financial performance for the second quarter of 2007 compared to the second quarter of 2006 is provided in the table below.
Summary

	Quarterly Results
(in millions except per share data)	2Q ‘06	2Q ‘07	Change
Net income	$476	$627	32%
Net income per diluted share	1.52	1.96	29%
Core earnings*	573	764	33%
Core earnings per diluted share*	1.83	2.39	31%
Assets under management*	337,182	405,801	20%
Book value per share (ex. AOCI)*	53.62	60.61	13%

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the Discussion of Non-GAAP and Other Financial Measures section below.

The Hartford Announces Q2 2007 Financial Results/2
“We reported another quarter of strong operating results,” said Ramani Ayer, The Hartford’s chairman and chief executive officer. “The Hartford delivered greater than 17 percent return on equity and double-digit book value per share growth over the last twelve months. I am pleased that we are striking the right balance between growth, profitability and risk in our diversified businesses.
“Our broad-based insurance and investment solutions for the small business and retirement markets are resonating with customers. Our asset accumulation businesses in both the U.S. and Japan performed very well this quarter, pushing us across the $400 billion assets under management milestone. And even in a challenging competitive environment, we grew written premium in small commercial, as well as personal lines.
“Earlier this week, we resolved a number of outstanding regulatory matters and we are pleased to have them behind us. Going forward, we will continue to focus on growing the most profitable businesses and deploying our resources with the goal of meeting or exceeding our target returns. Our risk management capabilities and strong capital base ensure that we can deliver on our commitments to shareholders and customers over the long haul,” added Ayer.
REVIEW OF BUSINESS UNIT RESULTS
Life Operations
“The strength of new products, expanded distribution and good investment performance are driving terrific results for our life business,” said Ayer. “Assets under management were up 22 percent and we generated more than $13 billion in total deposits. Retail mutual fund deposits grew at an excellent rate and the Japan business is back on track. I am also optimistic about U.S. variable annuities; Baby Boomers and advisors are truly beginning to recognize the value of lifetime income guarantees as a part of an overall retirement plan. Each of our diversified life businesses is strategically well positioned for the long term, and we expect to continue to deliver good earnings growth and a consistently strong return on equity,” added Ayer.
Net income for The Hartford’s life operations was $318 million for the second quarter of 2007, 3 percent higher than the prior year. Second quarter 2007 net income included net realized capital losses in the life other segment of $117 million, after tax, and an accrual of $21 million, after tax, for the previously mentioned regulatory matters. Second quarter 2006 net income included net realized capital losses in life other of $78 million, after tax. Total assets under management in life operations grew by $62.8 billion over the last twelve months to reach $353.6 billion as of June 30, 2007.

The Hartford Announces Q2 2007 Financial Results/3
Retail Products Group
Retail products deposits increased 23 percent over the prior year to $7.8 billion in the second quarter of 2007, driven by strong sales in both mutual funds and variable annuities. Favorable equity markets and net flows drove total retail assets under management up 19 percent since June 30, 2006, to a record $179.6 billion as of June 30, 2007. Net income for the second quarter of 2007 was $199 million compared to net income of $166 million in the second quarter of 2006, an increase of 20 percent.
Variable annuity deposits for the second quarter of 2007 increased 10 percent over the prior year to $3.5 billion. Customers continue to find variable annuity lifetime income features highly attractive. This quarter, nearly 50 percent of sales from new contracts included one of the company’s two lifetime income products, Lifetime Income Builder II or Lifetime Income Foundation. Second quarter 2007 net outflows improved to $419 million. Variable annuity assets under management ended the quarter at $121.5 billion, 14 percent higher than June 30, 2006.
Good mutual fund performance and excellent wholesale distribution drove retail mutual fund deposits up 36 percent over the prior year to a record $3.8 billion in the second quarter of 2007. Net sales were $1.7 billion. During the quarter, the company added three new funds to its lineup and now offers a total of 54 funds. Retail mutual fund assets under management were $45.6 billion as of June 30, 2007, up 40 percent from June 30, 2006.
Retirement Plans
A 20 percent increase in 401(k) deposits drove total retirement plans deposits to $1.4 billion in the second quarter of 2007, compared to $1.3 billion in the second quarter of 2006. Recent product introductions, including a 403(b) plan designed to address the needs of K through 12 educational, healthcare and other not-for-profit organizations and a “micro” 401(k) plan offering for businesses with fewer than 10 employees, are being positively received in the marketplace.
Assets under management for 401(k) plans reached $15.4 billion as of June 30, 2007, driving total assets under management in retirement plans to $27.6 billion as of June 30, 2007. This is an increase of 27 percent over June 30, 2006. Net income for the second quarter of 2007 was $26 million, up 18 percent from $22 million in the second quarter of 2006.
Institutional Solutions Group
Deposits for institutional solutions were $2.4 billion. The company secured several large institutional funding agreements this quarter and structured settlement sales remained robust due to strong service and marketing support capabilities. Private placement life insurance deposits more than tripled over the prior year, following the passage of the Pension Protection Act of 2006, which provided greater clarity on corporate-owned life insurance. Sales to institutions vary significantly quarter-to-quarter based on the interest rate and competitive environments.

The Hartford Announces Q2 2007 Financial Results/4
Strong net flows drove assets under management to $56.1 billion as of June 30, 2007, an increase of 21 percent from June 30, 2006. Second quarter 2007 net income was $29 million, equal to the second quarter of 2006, which benefited from favorable mortality.
Individual Life
Individual life reported second quarter 2007 sales of $68 million, compared to $67 million in the second quarter of 2006. The company reported good sales momentum in its core distribution channels, including wirehouses and regional broker/dealers. Variable life sales in the second quarter of 2007 grew 22 percent over the prior year. In the most recent Tillinghast’s Value Survey, The Hartford retained its number two ranking for variable life sales in the first quarter of 2007.
The company recently launched LifeAccess Rider, a life insurance rider for variable universal life products that provides living benefits in the event of illness or disability. This quarter, approximately 5 percent of new variable universal life sales included this rider.
Life insurance in force rose 10 percent and account values were up 14 percent from June 30, 2006. Net income for the second quarter of 2007 was $44 million, compared to $48 million in the prior year. Net income in the second quarter of 2006 benefited from favorable mortality and an adjustment of $3 million, after tax, to deferred acquisition costs.
Group Benefits
Group benefits fully insured sales for the second quarter of 2007 were $119 million, down 11 percent from the prior year. A 21 percent decline in group life sales more than offset a 29 percent increase in group disability sales. Life sales in the second quarter of 2006 included an unusually large sale in the financial institution market. According to LIMRA’s first quarter 2007 report on fully insured sales, The Hartford retained its number one ranking in group disability and ranked second in group life, up from third in the full year 2006 report.
The company continues to offer value-added benefits to its group insurance customers. In the second quarter of 2007, The Hartford created a specialized team of clinical professionals to help employees with short-term disabilities return more quickly to the workforce.
Fully insured premiums for the second quarter of 2007 were $1.1 billion, up 5 percent over the prior year. Net income for the second quarter of 2007 was $87 million, up 18 percent over the prior year. Net income for the second quarter of 2007 included a $6 million after-tax benefit associated with the sale of the company’s medical stop loss business through a renewal rights transaction, and an $8 million after-tax benefit relating to a change in assumptions used to value disability claims incurred in 2007.

The Hartford Announces Q2 2007 Financial Results/5
International
Japan variable annuity deposits increased 51 percent on a yen basis to ¥212.0 billion, or $1.8 billion, for the second quarter of 2007, led by expanded distribution, increased wholesaling and the company’s complementary product suite of Adagio V3 and Adagio 3 Win™. Launched in February 2007, Adagio 3 Win TM , accounted for 44 percent of total Japan deposits in the second quarter of 2007. The Hartford continued to build brand awareness among Japanese Baby Boomers through enhanced marketing programs and by providing excellent service to customers and distribution partners.
Net flows for Japan variable annuities were ¥154.8 billion, or $1.3 billion, for the second quarter of 2007, driving total variable annuity assets under management in Japan up 27 percent on a yen basis to ¥4.0 trillion, or $32.1 billion, as of June 30, 2007. Overall international net income for the second quarter of 2007 was $59 million, compared to $52 million in the prior year, an increase of 13 percent.
Property and Casualty Operations
“Property and casualty reported an excellent quarter in what continues to be a competitive industry climate. We saw very attractive returns in ongoing operations, with very good combined ratios. Personal lines continued to grow nicely, with written premiums up 7 percent in AARP and 4 percent in agency. Business insurance growth slowed as a result of increased competition, particularly in middle market. Given the market dynamics and our underwriting discipline, we expect 2007 premiums to be modestly lower than our previous guidance,” said Ayer.
Total written premiums for The Hartford’s property and casualty operations in the second quarter of 2007 were $2.7 billion, down one percent from the second quarter of 2006. The combined ratio for ongoing operations was 91.7 percent in the second quarter of 2007, including catastrophe losses of 2.1 points. The combined ratio before catastrophes and prior year development was 90.2 percent in the second quarter of 2007, compared to 86.9 percent in the second quarter of 2006.
Good profitability in ongoing operations and growth in net investment income contributed to property and casualty operations net income for the second quarter of 2007 of $344 million compared to $216 million in the prior year. Net investment income increased 22 percent over the prior year due to an increase in partnership income and strong cash flow from operations.
The company’s second quarter 2007 reviews of asbestos and reinsurance recoverables resulted in no net changes to reserves. Second quarter 2007 net income included a $9 million after-tax accrual for the previously mentioned regulatory matters and a previously announced $64 million after-tax strengthening of reserves in other operations, primarily related to an adverse arbitration decision. The second quarter of 2006 included a $158 million after-tax charge in other operations related to the Equitas settlement agreement and strengthening of the allowance for uncollectible reinsurance.

The Hartford Announces Q2 2007 Financial Results/6
Business Insurance
Written premiums for business insurance were $1.2 billion for the second quarter of 2007, down 2 percent from the second quarter of 2006. Small commercial written premiums grew 1 percent, with a 6 percent increase in policies in force, as compared to the second quarter of 2006. Last year’s successful launch of Next Gen Auto, which leverages sophisticated market segmentation to offer more competitive pricing, enabled The Hartford to sell more policies to smaller commercial customers. Middle market written premiums in the second quarter of 2007 declined 6 percent compared to the prior year, largely as a result of a more competitive pricing environment.
During the second quarter of 2007, the company launched The Hartford ExpressWay ®, a new technology for agents to more efficiently submit small business insurance applications directly from their own agency management system. In addition, the company has extended its successful Next Gen Auto product to middle market, where it is widely available throughout the country.
The combined ratio for business insurance was 89.6 percent in the second quarter of 2007, including catastrophe losses of 1.4 points. Second quarter 2007 results also include net favorable reserve development of $29 million, or 2.3 points. Excluding catastrophes and prior year development, the combined ratio was 90.5 percent for the second quarter of 2007, compared to 85.4 percent in the second quarter of 2006.
Personal Lines Insurance
In the second quarter of 2007, personal lines written premiums grew 3 percent over the second quarter of 2006 to $1.0 billion. Second quarter 2006 results included $30 million in written premiums from Omni, a subsidiary that The Hartford sold in November 2006.
AARP written premium was up 7 percent over the prior year and this business now comprises 70 percent of the company’s personal lines business. Written premiums through independent agents grew 4 percent over the prior year, with the continued success of Dimensions with Auto Packages, launched last year. Since 2004, the company has doubled its appointed personal lines agents to about 6,500.
Personal lines reported a combined ratio of 91.3 percent for the quarter, including 3.6 points of catastrophe losses. Excluding catastrophes and prior year development, the combined ratio was 87.7 percent for the second quarter of 2007, compared to 85.7 percent for the second quarter of 2006.

The Hartford Announces Q2 2007 Financial Results/7
Specialty Commercial Insurance
In specialty commercial, written premiums for the second quarter of 2007 decreased 7 percent from the prior year to $387 million. Professional liability, fidelity and surety written premiums, which constitute nearly half of specialty’s overall premiums, increased 2 percent in the second quarter of 2007, compared to the prior year. Casualty written premiums in the second quarter of 2007 declined 7 percent, as the company slowed new business in response to the competitive environment.
Specialty commercial reported a combined ratio of 100.3 percent for the second quarter of 2007, including 0.6 points of catastrophe losses. Excluding catastrophes and prior year development, the combined ratio was 96.0 percent, compared to 94.0 percent in the second quarter of 2006.
2007 GUIDANCE
Based on current information, The Hartford expects 2007 core earnings per diluted share to be between $9.60 and $9.90. This guidance includes the $0.09 per diluted share second quarter 2007 charge for regulatory matters. The company’s previous guidance range was also $9.60 to $9.90 per diluted share. The Hartford’s 2007 guidance excludes any unusual or unpredictable benefits or charges that might occur during the remainder of the year. A detailed chart outlining the company’s guidance for property and casualty and life operations is set forth in the attached table. The 2007 guidance incorporates the following assumptions:
•	U.S. equity markets produce an annualized return of 9 percent (7.2 percent stock price appreciation and 1.8 percent dividends) from the S&P 500 level of 1,503 on June 29, 2007;

•	The third quarter 2007 review of all assumptions underlying the company’s estimate of future gross profits used in the determination of certain asset and liability balances, principally life deferred acquisition costs (DAC), results in a net zero effect to core earnings. The company currently expects this review to impact core earnings in the third quarter. Additional detail on the potential impact is available in the company’s Form 10-Q for the second quarter of 2007;

•	A pre-tax underwriting loss of $80 million in the last six months of 2007 from other operations in property and casualty. In the third quarter, the company will perform its annual review of environmental liabilities. In the last several years, underwriting losses in other operations have differed materially from the assumptions incorporated in guidance; and

•	Diluted weighted average shares outstanding of 321 million.
The company’s actual experience in 2007 will almost certainly differ from many of the assumptions described above, due to a number of factors including, but not limited to, the risk factors set forth in the company’s Form 10-K and Form 10-Q, significant changes in estimated

The Hartford Announces Q2 2007 Financial Results/8
future earnings on investment products caused by changes in the equity markets, DAC amortization and our effective tax rate, up and down, that are difficult to anticipate or forecast, changes in loss-cost trends in the property and casualty businesses, catastrophe losses at levels different from assumptions and developments emerging as a result of changes in estimates arising from the company’s regular review of its prior-period loss reserves for all lines of insurance, including annual ground-up reviews of long-term latent casualty exposures, including asbestos and environmental claims and the recoverability of reinsurance for these claims.
CONFERENCE CALL
The Hartford will discuss its second quarter 2007 results and its outlook for the remainder of the year in a conference call on Friday, July 27, 2007, at 10:00 a.m. EDT. The call, along with a slide presentation, can be simultaneously accessed through The Hartford’s Web site at ir.thehartford.com.
More detailed financial information can be found in The Hartford’s Investor Financial Supplement for the second quarter of 2007, which is available on The Hartford’s Web site, ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford, a Fortune 100 company, is one of the nation’s largest diversified financial services companies, with 2006 revenues of $26.5 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, Brazil and the United Kingdom. The Hartford’s Internet address is www.thehartford.com.
DISCUSSION OF NON-GAAP AND OTHER FINANCIAL MEASURES
The Hartford uses non-GAAP and other financial measures in this press release to assist investors in analyzing the company’s operating performance for the periods presented herein. Because The Hartford’s calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies.
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The

The Hartford Announces Q2 2007 Financial Results/9
Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. A reconciliation of net income to core earnings for the three and six months ended June 30, 2006 and 2007 is set forth in the results by segment table. The 2007 earnings guidance presented in this release is based in part on core earnings. A quantitative reconciliation of The Hartford’s net income to core earnings is not calculable on a forward-looking basis because it is not possible to provide a reliable forecast of realized capital gains and losses, which typically vary substantially from period to period.
Core earnings per share is calculated based on the non-GAAP financial measure core earnings. The Hartford believes that the measure core earnings per share provides investors with a valuable measure of the company’s operating performance for many of the same reasons applicable to its underlying measure, core earnings. Net income per share is the most directly comparable GAAP measure. Core earnings per share should not be considered as a substitute for net income per share and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income per share and core earnings per share when reviewing the company’s performance. A reconciliation of net income per share to core earnings per share for the three and six months ended June 30, 2006 and 2007 is set forth on page C-8 of The Hartford’s Investor Financial Supplement for the second quarter of 2007.
Written premiums is a statutory accounting financial measure used by The Hartford as an important indicator of the operating performance of the company’s property and casualty operations. Because written premium represents the amount of premium charged for policies issued, net of reinsurance, during a fiscal period, The Hartford believes it is useful to investors because it reflects current trends in The Hartford’s sale of property and casualty insurance products. Earned premium, the most directly comparable GAAP measure, represents all premiums that are recognized as revenues during a fiscal period. The difference between written premium and earned premium is attributable to the change in unearned premium reserves. A reconciliation of written premium to earned premium for the three and six months ended June 30, 2006 and 2007 is set forth on page PC-2 of The Hartford’s Investor Financial Supplement for the second quarter of 2007.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The

The Hartford Announces Q2 2007 Financial Results/10
Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. A reconciliation of book value per share to book value per share excluding AOCI as of June 30, 2006 and 2007 is set forth in the results by segment table.
Assets under management is an internal performance measure used by The Hartford because a significant portion of the company’s revenues are based upon asset values. These revenues increase or decrease with a rise or fall, correspondingly, in the level of assets under management. Assets under management is the sum of The Hartford’s total assets, mutual fund assets, and third-party assets managed by Hartford Investment Management Company.
The Hartford’s management evaluates profitability of the Business Insurance, Personal Lines and Specialty Commercial underwriting segments primarily on the basis of underwriting results. Underwriting results is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income is the most directly comparable GAAP measure. Underwriting results are influenced significantly by earned premium growth and the adequacy of The Hartford’s pricing. Underwriting profitability over time is also greatly influenced by The Hartford’s underwriting discipline, which seeks to manage exposure to loss through favorable risk selection and diversification, its management of claims, its use of reinsurance and its ability to manage its expense ratio, which it accomplishes through economies of scale and its management of acquisition costs and other underwriting expenses. The Hartford believes that underwriting results provides investors with a valuable measure of before-tax profitability derived from underwriting activities, which are managed separately from the company’s investing activities. Underwriting results are presented for Ongoing Operations, Other Operations and total Property and Casualty in The Hartford’s Investor Financial Supplement. A reconciliation of underwriting results to net income for total Property and Casualty, Ongoing Operations and Other Operations is set forth on pages PC-2, PC-3 and PC-13 of The Hartford’s Investor Financial Supplement for the second quarter of 2007.
A catastrophe is a severe loss, resulting from natural or man-made events, including fire, earthquake, windstorm, explosion, terrorist attack and similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or loss amount in advance, and therefore their effects are not included in earnings or losses and loss adjustment expense reserves prior to occurrence. The Hartford believes that a discussion of the effect of catastrophes is meaningful for investors to understand the variability of periodic earnings.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.

The Hartford Announces Q2 2007 Financial Results/11
These important risks and uncertainties include, without limitation, the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in the stock markets, interest rates or other financial markets, including the potential effect on the company’s statutory capital levels; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the company’s potential exposure arising out of regulatory proceedings or private claims relating to incentive compensation or payments made to brokers or other producers and alleged anti-competitive conduct; the uncertain effect on the company of regulatory and market-driven changes in practices relating to the payment of incentive compensation to brokers and other producers, including changes that have been announced and those which may occur in the future; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, 2006 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
financial tables to follow

The Hartford Announces Q2 2007 Financial Results/12
THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT (in millions except per share data)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
LIFE	2006	2007	Change	2006	2007	Change

Retail Products Group
Individual Annuity	$155	$184	19%	$315	$358	14%
Other Retail	11	15	36%	27	30	11%

Total Retail Products Group	166	199	20%	342	388	13%
Retirement Plans	22	26	18%	43	49	14%
Institutional Solutions Group	29	29	—	51	62	22%
Individual Life	48	44	(8%)	93	90	(3%)
Group Benefits	74	87	18%	142	153	8%
International	52	59	13%	98	113	15%
Other	(83)	(126)	(52%)	(115)	(99)	14%

Total Life net income	308	318	3%	654	756	16%
Less: Net realized capital losses, after-tax [1]	(78)	(117)	(50%)	(150)	(97)	35%

Total Life core earnings	386	435	13%	804	853	6%

PROPERTY & CASUALTY
Ongoing Operations
Ongoing Operations Underwriting Results
Business Insurance	197	134	(32%)	331	258	(22%)
Personal Lines	126	84	(33%)	232	214	(8%)
Specialty Commercial	(43)	(1)	98%	4	38	NM

Total Ongoing Operations underwriting results	280	217	(23%)	567	510	(10%)
Net servicing income	12	14	17%	30	25	(17%)
Net investment income	296	385	30%	587	736	25%
Net realized capital losses	(31)	(18)	42%	(26)	(1)	96%
Other expenses	(75)	(56)	25%	(128)	(116)	9%
Income tax expense	(142)	(158)	(11%)	(301)	(341)	(13%)

Ongoing Operations net income	340	384	13%	729	813	12%
Other Operations
Other Operations net loss	(124)	(40)	68%	(89)	(8)	91%

Total Property & Casualty net income	216	344	59%	640	805	26%
Less: Net realized capital losses, after-tax [1]	(19)	(18)	5%	(16)	(5)	69%

Total Property & Casualty core earnings	235	362	54%	656	810	23%

CORPORATE
Total Corporate net loss	(48)	(35)	27%	(90)	(58)	36%

CONSOLIDATED

Net income	476	627	32%	1,204	1,503	25%
Less: Net realized capital losses, after-tax [1]	(97)	(137)	(41%)	(166)	(104)	37%

Core earnings	$573	$764	33%	$1,370	$1,607	17%

PER SHARE DATA
Diluted earnings per share
Net income	$1.52	$1.96	29%	$3.86	$4.68	21%
Core earnings	$1.83	$2.39	31%	$4.40	$5.00	14%
Book value per share
Book value per share (including AOCI)	$50.59	$58.72	16%
Per share impact of AOCI	$(3.03)	$(1.89)	38%
Book value per share (excluding AOCI)	$53.62	$60.61	13%

[1]	Includes those net realized capital gains and losses not included in core earnings. See discussion of non-GAAP and other financial measures section of this release.
The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as “NM” or not meaningful.

The Hartford Announces Q2 2007 Financial Results/13
The Hartford
Third Quarter and Full Year 2007 Guidance
Full Year 2007 Core Earnings Per Diluted Share of $9.60 — $9.90

	2007 Written Premium	2007
Property and Casualty	Growth Compared to 2006	Combined Ratio*
Ongoing Operations	(1%) - 2%	87.5% - 90.5%
Business Insurance	(3%) - Flat	88.5% - 91.5%
Middle Market	(9%) - (6%)
Small Commercial	Flat - 3%
Personal Lines	3% - 6%	86.0% - 89.0%
Auto	1% - 4%
Homeowners	7% - 10%
Specialty Commercial	(8%) – (5%)	92.0% - 95.0%

*	Excludes catastrophes and prior year development

Life	Deposits	Net Flows	ROA
U.S. Individual Annuity			Individual Annuity
Full Year 2007 – Variable Annuity	$13.6 - $14.4 Billion	($2.8) - ($2.0) Billion	55 - 57 bps
3Q07 – Variable Annuity	$3.4 - $3.8 Billion	($800) - ($400) Million
Full Year 2007 – Fixed Annuity	$750 Million - $1.25 Billion	($750) - ($250) Million
Japan Annuity			Japan Operations
Full Year 2007 – Variable Annuity	¥785 - ¥910 Billion	¥555 - ¥675 Billion	73 - 77 bps
at ¥122/$1 exchange	$6.5 - $7.5 Billion	$4.6 - $5.6 Billion
3Q07 Variable Annuity	¥195 - ¥245 Billion	¥135 - ¥190 Billion
at ¥122/$1 exchange	$1.6 - $2.0 Billion	$1.1 - $1.5 Billion
Retail Mutual Funds			Other Retail
Full Year 2007	$13.75 - $14.75 Billion	$5.75 - $6.75 Billion	13 - 15 bps
3Q07	$3.1 - $3.6 Billion	$900 Million - $1.4 Billion
Retirement Plans
Full Year 2007	$5.8 - $6.5 Billion	$2.0 - $2.6 Billion	36 - 38 bps
3Q07	$1.3 - $1.6 Billion	$300 - $600 Million
Institutional Solutions Group
Full Year 2007	$10.0 - $11.0 Billion	$6.5 - $7.5 Billion	20 - 22 bps
Group Benefits* (Full Year 2007)
Fully Insured Sales	$750 - $800 Million
Fully Insured Premium	$4.3 - $4.4 Billion
Loss Ratio	72% - 74%
Expense Ratio	27% - 29%
After-tax Margin	7.1% - 7.5%

*	Group Benefits guidance for sales and fully insured premiums excludes buyout premiums and premium equivalents
Group Benefits guidance on after-tax margins, loss ratios and expense ratios uses fully insured premiums and fees, but excludes buyout premiums.
Individual Life (Full Year 2007)
Sales	$280 - $300 million
Inforce Growth	8% - 10%
After-tax Margin on Total Revenue	15% - 16%